APPENDIX A

            CHARTER AND POWERS OF THE AUDIT COMMITTEE
      OF THE BOARD OF DIRECTORS OF BERRY PETROLEUM COMPANY

                          Organization

   This Charter and Powers ("Charter") of the Audit Committee ("Committee") was approved by the Board of Directors ("Board") of Berry Petroleum Company ("Company") on May 19, 2000 to serve as a guideline for the Committee. The Committee shall be comprised of at least three directors who are independent of management. Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. A member of the Committee who receives compensation from the Company solely for his or her service on the Board shall be considered independent. All Committee members will be financially literate, and at least one member will have accounting or related financial expertise.

   The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

                       Statement of Policy

   The Committee shall provide assistance to the Board in fulfilling its responsibilities to the shareholders relating to the reliability and integrity of the accounting policies, financial reporting and financial disclosure practices of the Company. Further, in conjunction with counsel and independent accountants, the Committee shall review, as it deems appropriate, the adequacy of and compliance with the system of internal controls of the Company, including compliance by the Company with all applicable laws, regulations and Company policies relating to accounting, financial reporting and financial disclosure.

   The Committee shall remain flexible in response to changing conditions. Not by way of limitation, the Committee shall have the following specific powers and duties:

1. Holding such regular meetings as may be necessary and such special meetings as may be called by the Chair of the Committee or at the request of the Company's independent accountants;

2. Reviewing the performance of the independent accountants and making recommendations to the Board regarding their appointment or termination;

3. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing the independent accountants' annual engagement letter and independence as appropriate; and directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance;

4. Reviewing with the Board or management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

5. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

6. Reviewing the Company's audited annual financial statements and status of tax examinations and issues and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

7. Obtaining from the independent accountants and internal auditors their recommendations, if any, regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient, if any;



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8.   Providing an independent, direct line of communication
     between the Board and the internal auditors and independent accountants;

9. Reviewing the appropriateness and cost of the Company's insurance programs;

10. Reviewing the procedures established by the Company that monitor compliance by the Company with its loan and indenture covenants and restrictions, and interest rate hedging policy;

11. The Committee shall review the need for an internal audit position within the Company (none currently exists) and, when appropriate, recommend to the Board that an internal audit function be added;

12.  Reporting to the Board following meetings of the Committee;

13. Maintaining minutes or other records of meetings and activities of the Committee;

14. Reviewing the powers of the Committee and reporting and making recommendations to the Board on these responsibilities;

15. Conducting or authorizing investigations into any matters within the Committee's scope of responsibilities. The Committee shall, at its own discretion, retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

16. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable;

17. The Committee shall reassess this Charter and make recommendations to the Board regarding its revision when and as necessary.







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